Exhibit 99

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	May 26, 2020

Contact: Nelli Madden
732-577-4062

UMH PROPERTIES, INC. ANNOUNCES CHANGE TO A VIRTUAL MEETING
FORMAT FOR 2020 ANNUAL MEETING OF SHAREHOLDERS ON JUNE 11, 2020

FREEHOLD, NJ, May 26, 2020…….UMH Properties, Inc. (NYSE:UMH) announced today that due to the public health impact of the coronavirus (COVID-19) pandemic, and to support the health and safety of its shareholders, employees, directors and other meeting participants, its 2020 Annual Meeting of Shareholders (the “Annual Meeting”) will be held solely by means of remote communication, via live audio webcast, at its originally-scheduled date and time of 4:00 p.m. Eastern Time on June 11, 2020. This year, shareholders will not be able to physically attend the Annual Meeting; however, shareholders attending the Annual Meeting virtually will be able to listen to and participate in the proceedings and will have opportunities to electronically vote their shares and ask questions equivalent to an in-person meeting of shareholders.

Shareholders who owned shares of common stock as of March 27, 2020 (the “record date”) are entitled to attend and vote at the Annual Meeting. To attend the Annual Meeting, visit www.virtualshareholdermeeting.com/UMH2020 and enter the 16-digit control number included on your proxy card or on the voting instruction form that you have previously received. In the case of a misplaced or lost control number, beneficial shareholders should contact their bank/broker to obtain their control number. Registered shareholders can contact the Company’s Investor Relations department at ir@umh.com. Online access and check-in for the Annual Meeting will begin at 3:45 p.m. Eastern Time on June 11, 2020. Participants should allow adequate time to check in before the start of the Annual Meeting.

Regardless of meeting attendance, we urge our shareholders to vote in advance of the meeting to ensure that their shares are represented at the 2020 Annual Meeting. The proxy card, voting instruction form or notice of internet availability that were previously distributed will not be updated to reflect this change in meeting format and the proxy card may continue to be used to vote shares in connection with the 2020 Annual Meeting. Shareholders who previously sent in proxies, or voted by telephone or by internet, do not need to take any further action for their votes to be counted.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 122 manufactured home communities with approximately 23,100 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Michigan and Maryland. In addition, the Company owns a portfolio of REIT securities.

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A NYSE Company: Symbol - UMH

since 1968